Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 1, 2024 (the “Effective Date”), by and between Atossa Therapeutics Inc. (the “Company”) and Heather Rees (“Executive”).

WHEREAS, the Company wishes to employ Executive as the Chief Financial Officer of the Company and Executive wishes to work in such capacity; and

WHEREAS, the Company and Executive wish to enter into this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, it is hereby agreed as follows

1.
Employment. The Company agrees to employ Executive, and Executive hereby accepts such employment, upon the terms and subject to the conditions set forth herein, for a period commencing on the Effective Date and ending on the date that this Agreement is terminated in accordance with Section 7 below (the “Employment Term”).

2.
Position; Duties. During the Employment Term, Executive shall serve as the Chief Financial Officer of the Company. In such position, Executive shall report directly to the Company’s Chief Executive Officer and shall have such duties and authority as are customary to such position and as otherwise determined from time to time by the Company. During the Employment Term, Executive agrees to devote Executive’s full time and reasonable best efforts to the performance of Executive’s duties to the Company.

3.
Base Salary. During the Employment Term, the Company shall pay Executive an initial base salary at the annualized rate of $439,700, payable in regular installments in accordance with the Company’s usual payment practices. Executive’s base salary may be adjusted in the sole discretion of the Compensation Committee of the Board of Directors (the “Committee”). Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.
Incentive Compensation.

(a) Annual Bonus. During the Employment Term, Executive shall be eligible to receive an annual cash bonus based on performance objectives established by the Committee each year (the “Annual Bonus”). Executive’s target Annual Bonus amount will be the percentage of Base Salary designated as the target by the Committee, which annual target amount shall equal 40% of the Base Salary then in effect (the “Target Annual Bonus”). Notwithstanding the preceding, the Annual Bonus, if any, may be below (including zero), at, or above the target based upon the achievement of the performance objectives.

5.
Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company, in each case to the extent that Executive is eligible under the terms of such plans or programs.

6.
Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be advanced or promptly reimbursed by the Company in accordance with Company policies.

7.
Termination. The Employment Term and Executive’s employment shall be at-will and may be terminated by the Company at any time and for any reason upon Notice to Executive and by Executive upon at least 30 days’ advance Notice of any such resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights to payment of compensation, severance, Employee Benefits and business expenses upon termination of employment with the Company.

(a)
By the Company for Cause; By Executive without Good Reason.

(i) The Employment Term and Executive’s employment may be terminated by the Company for Cause and shall terminate automatically upon the effective date of Executive’s resignation without Good Reason. For purposes of this Agreement, “Cause” shall mean (A) indictment for, conviction of, or a plea of nolo contendere to, (x) a felony (other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude that could be injurious to the Company or its reputation, (B) Executive’s willful malfeasance or willful misconduct which is materially and demonstrably injurious to the Company, (C) any act of fraud by Executive in the performance of Executive’s duties or (D) Executive’s material breach of any Agreement with the Company or any of the Company’s material policies. The determination of Cause shall be made by the Board of Directors or the Committee, in its good faith discretion. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without Executive’s written consent, provided, in each case, that such event is not cured within 30 days after the Company receives notice from Executive specifying in reasonable detail the event which constitutes Good Reason: (1) any failure by the Company to pay Executive’s Base Salary or Annual Bonus (if any) when due; (2) a reduction in Executive’s Base Salary or Target Annual Bonus (excluding any change in value of equity incentives); or (3) any diminution in Executive’s title or any substantial and sustained diminution in Executive’s duties. “Good Reason” shall cease to exist for an event on the 90th day following Executive’s knowledge thereof, unless Executive has given the Company Notice thereof prior to such date.

(ii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)
the Base Salary accrued through the date of termination, payable as soon as practicable following the date of such termination or as otherwise required by applicable law;
(B)
any Annual Bonus earned, but unpaid, as of the date of termination for the year immediately preceding the year in which such termination occurs, paid on the date when bonuses are otherwise paid to Company executives, and in all events by March 15th of the calendar year following the year in which such termination occurs;
(C)
reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided, that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and
(D)
such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, which shall be paid in accordance with the terms of the applicable plans (the amounts described in clauses (A) through (D) hereof, the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b)
Disability or Death.

(i) The Employment Term and Executive’s employment shall terminate automatically upon Executive’s death and may be terminated by the Company upon Executive’s Disability. For purposes of this Agreement, a “Disability” shall be deemed to have occurred if Executive has for 120 consecutive days or 180 non-consecutive days in any 12-month period been disabled in a manner which has rendered Executive unable to perform the essential functions of Executive’s job duties with or without reasonable accommodation.

(ii) Upon termination of Executive’s employment for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive (A) the Accrued Rights and (B) a pro rata portion of the actual Annual Bonus earned for the year of termination, based on the days employed during such year, payable on the date when bonuses are otherwise paid to Company executives and in all events by March 15th of the calendar year following the year in which such termination occurs.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)
By the Company without Cause; By Executive with Good Reason.

(i) The Employment Term and Executive’s employment may be terminated by the Company without Cause or by Executive with Good Reason.

(ii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns with Good Reason, in either event not within 30 days before or 12 months after a Change in Control, Executive shall be entitled to receive:

(A)
the Accrued Rights; and
(B)
subject to Executive’s execution and non-revocation of a release of claims in the form provided by the Company and within the time period specified therein and Executive’s continued compliance with the provisions of the DCNN Agreement:
(1)
payment of an amount equal to 50% of the Executive’s annual Base Salary at the time of termination, which shall be payable to Executive in equal installments in accordance with the Company’s normal payroll practices, for six months following the date that the release of claims becomes effective and irrevocable (provided, however, that if the period during which the release could become effective and irrevocable spans two calendar years, payments of such installments shall not commence until the first normal payroll date in the second calendar year); and

(C) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and subject to Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for Executive’s participation in the Company’s group health plans pursuant to COBRA for a period ending on the earlier of (i) the six-month anniversary of the date of termination; (ii) Executive becoming eligible for other group health benefits, or (iii) the expiration of Executive’s rights under COBRA; provided, however, that in the event that the benefits provided herein would subject the Company or any of its affiliates to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive and the Company agree to work together in good faith to restructure the foregoing benefit.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or Executive’s resignation with Good Reason not within 30 days before or 12 months after a Change in Control, except as set forth in this Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns with Good Reason, in either event within 30 days before or 12 months after a Change in Control, Executive shall be entitled to receive in lieu of the benefits set forth in Section 7(c)(ii):

(A) the Accrued Rights; and

(B) subject to Executive’s execution and non-revocation of a release of claims in the form provided by the Company and within the time period specified therein and Executive’s continued compliance with the provisions of the DCNN Agreement:

(1) a pro rata portion of the actual Annual Bonus that would have been earned for the year of termination, based on the days employed during such year, payable on the date when bonuses are otherwise paid to Company executives and in all events by March 15th of the calendar year following the year in which such termination occurs;

(2) payment of an amount equal to 1.0 times the sum of Executive’s annual Base Salary plus Executive’s Target Annual Bonus amount for the year of termination, which shall be payable to Executive in a single lump sum within 10 days following the date that the release of claims becomes effective and irrevocable;

(3) full acceleration of the vesting of all outstanding equity awards; and

(4) subject to Executive’s timely election of continuation coverage under COBRA, and subject to Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for Executive’s participation in the Company’s group health plans pursuant to COBRA for a period ending on the earlier of (i) the 12-month anniversary of the date of termination; (ii) Executive becoming eligible for other group health benefits, or (iii) the expiration of Executive’s rights under COBRA; provided, however, that in the event that the benefits provided herein would subject the Company or any of its affiliates to any tax or penalty under the Patient Protection and

Affordable Care Act or Section 105(h) of the Code, Executive and the Company agree to work together in good faith to restructure the foregoing benefit.

For purposes of this Agreement, “Change in Control” means the occurrence of one or more of the following events: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”)) or “group” (as such term is used in Section 13(d)(3) of the Act), other than the Company or its subsidiaries or any benefit plan of the Company or its subsidiaries is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 50% of the Voting Stock of the Company; (ii) the Company transfers all or substantially all of its assets (unless the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation); or (iii) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation. For purposes of this Change in Control definition, “Voting Stock” means securities or ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation, including securities that are convertible into voting stock (e.g., warrants and convertible preferred stock), even if subject to beneficial ownership blockers or other limits on the ability to acquire such securities. Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive with Good Reason within 30 days before or 12 months after a Change in Control, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)
Notice of Termination. Any termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 9(k) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a Notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(e)
Termination and Offices Held. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned, and hereby agrees to resign, from all positions that Executive may then hold as an employee, officer or director of the Company or any affiliate of the Company. Executive shall promptly deliver to the Company any additional documents reasonably required by the Company to confirm such resignations.

8.
Proprietary Information and Inventions Assignment Agreement. As a condition to Executive’s employment with the Company, Executive shall execute and deliver to the Company as of the Effective Date, the Company’s standard Development, Confidentiality, Nondisclosure and Noncompetition Agreement (the “DCNN Agreement”), a copy of which has been provided under separate cover. The provisions of the DCNN Agreement shall survive the termination of Executive’s employment for any reason.

9.
Miscellaneous.

(a)
Arbitration. For the avoidance of doubt, the arbitration and equitable relief provisions of the DCNN Agreement shall apply to any dispute concerning Executive’s employment with the Company or arising under or in any way related to this Agreement.

(b)
Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF WASHINGTON WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. SUBJECT TO THE ARBITRATION PROVISION IN THE DCNN AGREEMENT, EXECUTIVE HEREBY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN SEATTLE, WASHINGTON FOR ANY LAWSUIT FILED THERE AGAINST EXECUTIVE BY THE COMPANY CONCERNING EXECUTIVE’S EMPLOYMENT OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT.

(c)
Entire Agreement/Amendments. This Agreement, together with the DCNN Agreement, contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein or as may be set forth from time to time in the Company’s employee benefit plans and policies applicable to Executive. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(d)
No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e)
Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f)
Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(g)
Counterclaim; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to counterclaim and to seek recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor.

(h)
Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment, Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board of Directors or the Committee, that does not cause such an accelerated or additional tax. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 9(h); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto or any tax imposed under Section 409A.

(i)
Code Section 280G. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within 15 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits hereunder will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

(j)
Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 7), such amounts shall be paid to Executive’s beneficiary designated in a Notice provided to and accepted by the Company or, in the absence of such designation, to Executive’s estate.

(k)
Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication, “Notice”).

If to the Company, addressed to:

Atossa Therapeutics Inc.
Attn: Chief Executive Officer

10202 5th Ave NE, Suite 200, Seattle, WA 98125

If to Executive, to the address listed in the Company’s payroll records from time to time.

(l)
Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(m)
Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

(n)
Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that, following termination of Executive’s employment, the Company shall pay all reasonable expenses incurred by Executive in providing such cooperation. This provision shall survive any termination of this Agreement.

(o)
Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(p)
Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the Effective Date.

ATOSSA Therapeutics Inc.

/s/ Steven Quay

By: Steven Quay

Title: CEO & President

EXECUTIVE

/s/ Heather Rees

Heather Rees